Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated March 25, 2025, with respect to the consolidated financial statements of Smithfield Foods, Inc. included in the Annual Report (Form 10-K) for the year ended December 29, 2024, filed with the Securities and Exchange Commission and incorporated by reference in the Registration Statement (Form S-1 No. 333-290000) and related Prospectus of Smithfield Foods, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Richmond, Virginia

September 4, 2025